                                                                      EXHIBIT 12

                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                          Years Ended December 31,
                            ----------------------------------------------------
                              2001       2000       1999       1998       1997
                              ----       ----       ----       ----       ----
Earnings:
    Pretax income from
     continuing operations  $  1,596   $  3,908   $  3,438   $  2,925   $  2,750
    Interest expense           2,888      2,952      2,178      2,224      2,122
    Other adjustments            175        163        151        124        127
                            --------   --------   --------   --------   --------
Total earnings (a)          $  4,659   $  7,023   $  5,767   $  5,273   $  4,999
                            --------   --------   --------   --------   --------

Fixed charges:
    Interest expense           2,888   $  2,952   $  2,178   $  2,224   $  2,122
    Other adjustments            170        165        152        129        129
                            --------   --------   --------   --------   --------
Total fixed charges (b)     $  3,058   $  3,117   $  2,330   $  2,353   $  2,251
                            --------   --------   --------   --------   --------

Ratio of earnings to
    fixed charges (a/b)         1.52       2.25       2.48       2.24       2.22
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Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the
"Company") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.